EXHIBIT 99.1

January 20, 2006

Contact:	Steve Trager
President and CEO

Release:	Immediately

Republic Bancorp, Inc. Declares

Five Percent Stock Dividend

LOUISVILLE, KY – The Board of Directors of Republic Bancorp, Inc. (Republic or Company) (NASDAQ: RBCAA), holding company for Republic Bank & Trust Company and Republic Bank & Trust Company of Indiana, declared a five percent (5%) stock dividend to be paid on April 28, 2006 to shareholders of record as of March 24, 2006. The stock dividend is in addition to Republic’s quarterly cash dividend that was announced yesterday.

Class A shareholders will receive five additional shares of Class A Common Stock for every 100 shares currently owned. Class B shareholders will receive the same ratio of Class B Common Stock. A cash payment will be made in lieu of any fractional shares. The amount of cash in lieu of fractional shares will be based on the March 24, 2006 closing stock price.

“Since our inception in the 1980’s, we have successfully grown assets with sound asset quality and steadily increased earnings, while building a premier banking franchise in Kentucky and southern Indiana.  Our focus for the future remains the same, to build long-term shareholder value by delivering innovative products and services as we look to further expand geographically. As we embark on another promising year, we are extremely excited to share in the Company’s 2005 success by declaring a 5% stock dividend for our shareholders,” commented Steve Trager, President and CEO of Republic.

Republic Bancorp, Inc. (Republic), has 34 banking centers, and is the parent company of: Republic Bank & Trust Company with 32 banking centers in eight Kentucky communities – Bowling Green, Elizabethtown, Frankfort, Georgetown, Lexington, Louisville, Owensboro, and Shelbyville and Republic Bank & Trust Company of Indiana with two banking centers in Jeffersonville and New Albany, Indiana. Republic Bank & Trust Company operates a loan production office in Fort Wright, Kentucky, two Republic Finance offices in Louisville, as well as Tax Refund Solutions, a nationwide tax refund loan and check provider. Republic Bank offers internet banking at www.republicbank.com. Republic has $2.7 billion in assets and $1 billion in trust assets under custody and management. Republic is headquartered in Louisville, Kentucky, and Republic Class A Common Stock is listed under the symbol ‘RBCAA’ on the NASDAQ National Market System.